Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President -Finance
Dover, Delaware, November 4, 2011	302-857-3292

Dover Motorsports, Inc. Receives Notice from NYSE

Dover Motorsports, Inc. (NYSE-Symbol: DVD) announced that it has been notified by the New York Stock Exchange (the “NYSE”) that it must regain compliance with the NYSE’s continued listing standards for total market capitalization and shareholders’ equity. The Company is currently considered below criteria for the continued listing standards because, as of November 1, 2011, its 30 trading-day average market capitalization was $42.3 million, which was less than the $50 million required, and its stockholders’ equity as of September 30, 2011 was $40.9 million, also less than the $50 million required.

Under NYSE rules, the Company has until December 19, 2011 to submit a plan to the NYSE to demonstrate its ability to achieve compliance with the continued listing standards within 18 months. The Company intends to submit such a plan. During this time the Company’s common stock will continue to be listed on the NYSE, subject to the Company’s compliance with other NYSE continued listing requirements.

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This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. (NYSE: DVD) is a leading promoter of NASCAR sanctioned motorsports events whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and own Nashville Superspeedway near Nashville, Tennessee. For further information, log on to www.dovermotorsports.com.